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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                            SCHEDULE 14A INFORMATION
                                PROXY STATEMENT
        PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:
[ ] PRELIMINARY PROXY STATEMENT
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14A-6(E)(2))
[X] DEFINITIVE PROXY STATEMENT
[ ] DEFINITIVE ADDITIONAL MATERIALS
[ ] SOLICITING MATERIAL PURSUANT TO SEC. 240.14A-11(C) OR SEC. 240.14A-12
                            ------------------------

                           BURLINGTON RESOURCES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
 [X] No fee required
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

                           CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
                                                   PER UNIT PRICE OR
                                                         OTHER
                                                  UNDERLYING VALUE OF
                                                      TRANSACTION
                                                       COMPUTED
  TITLE OF EACH CLASS OF    AGGREGATE NUMBER OF       PURSUANT TO       PROPOSED MAXIMUM
   SECURITIES TO WHICH      SECURITIES TO WHICH        EXCHANGE        AGGREGATE VALUE OF        TOTAL FEE
   TRANSACTION APPLIES:     TRANSACTION APPLIES:    ACT RULE 0-11:        TRANSACTION:             PAID
--------------------------  --------------------  -------------------  -------------------  -------------------
---------------------------------------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount previously paid:                   Filing party:

     Form, schedule or
     registration statement no.:               Date filed:

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

                          [BURLINGTON RESOURCES LOGO]

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held March 27, 1997

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Burlington Resources Inc. will be held on Thursday, March 27, 1997, at 9:00 a.m. in the San Felipe Room, Doubletree Hotel, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

     1.  To elect 10 directors, each to hold office for a term of one year.

     2.  To consider and vote on a stockholder proposal.

     3. To transact any other business which may be properly brought before the meeting.

     Only stockholders of record at the close of business on January 31, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                           By Order of the Board of Directors

                                                   WENDI S. ZERWAS
                                                 Corporate Secretary

February 20, 1997

                           BURLINGTON RESOURCES INC.
                                5051 WESTHEIMER
                           HOUSTON, TEXAS 77056-2124

                                                                   Mailing Date:
                                                               February 20, 1997

                                PROXY STATEMENT

     The enclosed proxy is solicited by the management of Burlington Resources Inc. (the "Company") for use at the Annual Meeting of Stockholders on March 27, 1997. Shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company represented by a properly executed proxy in the accompanying form will be voted at the meeting. The proxy may be revoked at any time before its exercise by sending written notice of revocation to Ms. Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, or by signing and delivering a proxy which is dated later, or, if the stockholder attends the meeting in person, by giving notice of revocation to the Inspectors of Election at the meeting.

     January 31, 1997 was the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 124,937,654 shares of Common Stock, which is the Company's only class of voting securities. Each stockholder is entitled to one vote for each share of Common Stock held of record. A plurality of the shares of Common Stock present in person or represented by proxy at the meeting is required for the election of Directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for approval of all other items being submitted to the stockholders for their consideration. Abstentions are counted in the number of shares present in person or represented by proxy and entitled to vote for purposes of determining whether a proposal has been approved, whereas broker nonvotes are not counted for those purposes.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors of the Company held seven meetings during 1996. There are two standing committees of the Board of Directors: an Audit Committee and a Compensation and Nominating Committee. The Audit Committee held two meetings during 1996. This Committee recommends the employment of the Company's independent auditors and reviews with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and competency of control personnel. The Compensation and Nominating Committee met five times during 1996. This Committee reviews and recommends to the Board of Directors the compensation and promotion of senior officers, the size and composition of the Board of Directors and nominees for Directors, and any proposed employee benefit plans. This Committee also grants stock options and other forms of long-term incentive compensation. During 1996, no Directors attended fewer than 75% of the meetings of the Board of Directors and the committees thereof.

     The Compensation and Nominating Committee will consider proposals for nominees for Directors from stockholders which are made in writing to Ms. Wendi
S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124.

                         STOCK OWNERSHIP OF MANAGEMENT
                           AND CERTAIN OTHER HOLDERS

     The following table sets forth information about the only known beneficial owners of more than 5% of the Company's Common Stock. This information is based solely on Schedules 13G filed by such beneficial owners with the Securities and Exchange Commission.

                 NAME AND ADDRESS OF                    NUMBER OF      PERCENT
                   BENEFICIAL OWNER                       SHARES       OF CLASS
                 -------------------                    ----------     --------
FMR Corp., Edward C. Johnson 3d and Abigail P.
  Johnson.............................................  18,698,433(1)   14.97%
  82 Devonshire Street
  Boston, Massachusetts 02109
Wellington Management Company.........................  12,615,300(2)   10.10%
  75 State Street
  Boston, Massachusetts 02109
Vanguard/Windsor Fund.................................  11,429,100(3)    9.15%
  P.O. Box 2600
  Valley Forge, Pennsylvania 19482

---------------

NOTES

(1) In its Schedule 13G, FMR Corp. states that it has sole voting power as to 645,384 shares and sole dispositive power with respect to 18,697,833 shares and that Fidelity International Limited has sole voting and dispositive power as to 600 shares. Mr. Johnson and Ms. Johnson state that they have voting power with respect to no shares and dispositive power with respect to 18,697,833 shares.

(2) Wellington Management Company ("WMC"), in its capacity as investment adviser, may be deemed to have beneficial ownership of these shares, which are owned by numerous investment advisory clients, only one of which, Vanguard/Windsor Fund, is known to have more than 5% of the class. WMC reports that it had sole voting power as to no shares, shared voting power as to 834,000 shares and shared dispositive power as to 12,615,300 shares.

(3) Vanguard/Windsor Fund reports that it had sole voting power and shared dispositive power with respect to the reported shares. These shares are also included in the shares beneficially owned by Wellington Management Company, an investment adviser for Vanguard/Windsor Fund, as explained in note 2.

     The following table sets forth the number of shares of Common Stock beneficially owned as of January 31, 1997 by each Director (including all nominees for Director), the executive officers of the Company named in the Summary Compensation Table below, and by all Directors and executive officers as a group. No individual Director (including nominees for Director) or named executive officer beneficially owns 1% or more of the Company's outstanding Common Stock, nor do the Directors and executive officers as a group.

                                                             NUMBER OF SHARES
                                                 -----------------------------------------
                                                 BENEFICIALLY      DEFERRAL
                     NAME                         OWNED (1)        PLANS (2)       TOTAL
-----------------------------------------------  ------------      ---------      --------
DIRECTORS
J. V. Byrne....................................         8,903           504          9,407
S. P. Gilbert..................................        15,053           504         15,557
L. I. Grant....................................         5,000           943          5,943
J. T. LaMacchia................................         4,000           502          4,502
J. F. McDonald.................................        10,653           504         11,157
T. H. O'Leary..................................       687,174       160,123        847,297
D. M. Roberts..................................        11,000         2,883         13,883
W. Scott, Jr...................................         9,296(3)      1,413         10,709
B. S. Shackouls................................        69,000       100,354        169,354
W. E. Wall.....................................         8,185           504          8,689
NAMED EXECUTIVE OFFICERS
J. E. Hagale...................................        93,735        23,536        117,271
C. R. Owen.....................................        75,156        28,795        103,951
G. J. Schissler................................        15,000        28,265         43,265
ALL DIRECTORS AND EXECUTIVE OFFICERS
  AS A GROUP (14 PERSONS)......................     1,073,241       363,849       1,437,090

NOTES

     (1) For purposes of this table, shares are considered to be "beneficially" owned if the person directly or indirectly has sole or shared voting and investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of January 31, 1997; as a result, the number of shares shown in this column include for Dr. Byrne, Mr. Gilbert, Ms. Grant, Mr. LaMacchia, Mr. McDonald, Mr. O'Leary, Mr. Roberts, Mr. Scott, Mr. Shackouls, Mr. Wall, Mr. Hagale, Mr. Owen and Mr. Schissler 7,553, 7,553, 3,000, 3,000, 7,553, 622,976, 6,000, 7,553,
         69,000, 5,185, 92,735, 65,812, 15,000 shares, respectively, and 972,406 shares for all Directors and executive officers as a group, which such person (or group) has the right to acquire within 60 days of January 31, 1997.

     (2) These shares represent the economic equivalent of shares of Common Stock, and were received as a result of grants under the Phantom Stock Plan for Non-Employee Directors and elections to have certain deferred compensation valued as if it were invested in Common Stock and subject to fluctuations in the market price of Common Stock and/or to convert restricted shares of Common Stock into phantom stock pursuant to the Company's 1994 Restricted Stock Exchange Plan.

     (3) Excludes 1,213,100 shares of Common Stock owned by a subsidiary of Peter Kiewit Sons', Inc., of which Mr. Scott is Chairman and President. Mr. Scott disclaims beneficial ownership of these shares.

                             ELECTION OF DIRECTORS

     In accordance with the By-Laws of the Company, the Board of Directors has fixed the number of Directors constituting the Board of Directors at 10 as of the date of the Annual Meeting. It is proposed to elect 10 Directors, each to hold office for a term of one year and until his or her successor shall have been elected and qualified. Unless otherwise instructed by the stockholder, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the 10 nominees named in this Proxy Statement, subject to the condition that if any of the named nominees should be unable to serve, discretionary authority is reserved to vote for a substitute. No circumstances are presently known which would render any nominee named herein unable or unwilling to serve. Holders of the Common Stock may not cumulate their votes in the election of Directors.

     Each of the following nominees is a Director of the Company at the present time:

     JOHN V. BYRNE--Retired. Age--68. Chairman--Audit Committee. Dr. Byrne has been retired since January 1996. From November 1984 to December 1995, Dr. Byrne was President of Oregon State University. Dr. Byrne has been a Director of the Company since 1988.

     S. PARKER GILBERT--Retired. Age--63. Member--Compensation and Nominating Committee. Mr. Gilbert has been retired since January 1991. Mr. Gilbert has been a Director of the Company since 1990. Mr. Gilbert is also a director of ITT Industries, Inc., Morgan Stanley Group Inc., and Taubman Centers, Inc. Morgan Stanley & Co. Incorporated, a subsidiary of Morgan Stanley Group Inc., acts as a commercial paper dealer for, and provides investment banking and financial advisory services to, the Company and its subsidiaries.

     LAIRD I. GRANT--President, Chief Executive Officer, Chief Investment Officer, and Director, Rockefeller & Co., Inc., New York, New York--Asset management. Age--51. Member--Audit Committee. Since January 1995, Ms. Grant's principal occupation has been as shown above. From June 1991 to December 1994, Ms. Grant was Executive Vice President of U.S. Trust Company. Ms. Grant has been a Director of the Company since 1996.

     JOHN T. LAMACCHIA--President and Chief Executive Officer, Cincinnati Bell Inc., Cincinnati, Ohio--Telecommunications. Age--55. Member--Compensation and Nominating Committee. Since October 1993, Mr. LaMacchia's principal occupation has been as shown above. From 1988 to October 1993, Mr. LaMacchia was President and Chief Operating Officer of Cincinnati Bell Inc. Mr. LaMacchia has been a Director of the Company since 1996. Mr. LaMacchia is also a director of Cincinnati Bell Inc. and the Kroger Company.

     JAMES F. MCDONALD--President and Chief Executive Officer, Scientific-Atlanta, Inc., Norcross, Georgia--Telecommunications. Age--56. Member--Audit Committee. Since July 1993, Mr. McDonald's principal occupation has been as shown above. From July 1991 until July 1993, Mr. McDonald was a partner with J.H. Whitney & Co. Mr. McDonald has been a Director of the Company since 1988. Mr. McDonald is also a director of Scientific-Atlanta, Inc.

     THOMAS H. O'LEARY--Chairman of the Board, Burlington Resources Inc., Houston, Texas. Age--62. Since December 1995, Mr. O'Leary's principal occupation has been as shown above. From February 1993 to December 1995, Mr. O'Leary was Chairman of the Board, President and Chief Executive Officer of Burlington Resources Inc. From July 1992 to February 1993, Mr. O'Leary was Chairman of the Board and Chief Executive Officer of Burlington Resources Inc. From October 1990 until July 1992, Mr. O'Leary was Chairman of the Board, President and Chief Executive Officer of Burlington Resources Inc. Mr. O'Leary has been a Director of the Company since 1988. Mr. O'Leary is also a director of B.F. Goodrich and the Kroger Company.

     DONALD M. ROBERTS--Retired. Age--61. Member--Audit Committee. Mr. Roberts has been retired since September 1995. From February 1990 until September 1995, Mr. Roberts was Vice Chairman and Treasurer, United States Trust Company of New York and its parent, U.S. Trust Corporation. Mr. Roberts has been a Director of the Company since 1993. Mr. Roberts is also a director of York International Corporation.

     WALTER SCOTT, JR.--Chairman and President, Peter Kiewit Sons', Inc., Omaha, Nebraska -- Construction, Mining and Telecommunications. Age--65. Chairman--Compensation and Nominating Committee. For more than five years, Mr. Scott's principal occupation has been as shown above. Mr. Scott has been a Director of the Company since 1988. Mr. Scott is also a director of Berkshire Hathaway Inc., CalEnergy Company, Inc., C-TEC Corporation, ConAgra, Inc., First Bank System, Inc., Valmont Industries, Inc. and WorldCom, Inc.

     BOBBY S. SHACKOULS--President and Chief Executive Officer, Burlington Resources Inc., Houston, Texas. Age--46. Since December 1995, Mr. Shackouls' principal occupation has been as shown above. Since October 1994, Mr. Shackouls has been President and Chief Executive Officer of Burlington Resources Oil & Gas Company (formerly known as Meridian Oil Inc.), a wholly owned subsidiary of the Company. From June 1993 to October 1994, Mr. Shackouls was Executive Vice President and Chief Operating Officer of Meridian Oil Inc. From July 1991 to May 1993, Mr. Shackouls was President and Chief Operating Officer of Torch Energy Advisors, Inc. Mr. Shackouls has been a Director of the Company since 1995.

     WILLIAM E. WALL--Of Counsel, Siderius Lonergan, Seattle, Washington--Law. Age--68. Member--Compensation and Nominating Committee. For more than five years, Mr. Wall's principal occupation has been as shown above. Mr. Wall has been a Director of the Company since 1992.

DIRECTORS' COMPENSATION

     Directors who are not officers or employees of the Company receive an annual retainer of $55,000. Directors who are also officers or employees of the Company do not receive any compensation for duties performed as Directors. Directors who are not officers or employees of the Company may defer all or part of their compensation.

     The Company's 1992 Stock Option Plan for Non-Employee Directors provides for the annual grant of a nonqualified option for 1,000 shares of Common Stock immediately following the Annual Meeting of Stockholders to Directors who are not salaried officers of the Company. In addition, an option for 3,000 shares is granted upon a Director's initial election or appointment to the Board of Directors. The exercise price per share with respect to each option is 100% of the fair market value (as defined in the plan) of the Common Stock on the date the option is granted. During 1996, an initial option for 3,000 shares of Common Stock was granted to Ms. Grant and to Mr. LaMacchia and an annual option for 1,000 shares of Common Stock was granted to Dr. Byrne and to Messrs. Gilbert, McDonald, Roberts, Scott and Wall pursuant to this plan.

     The Company's Phantom Stock Plan for Non-Employee Directors provides that immediately following each Annual Meeting of Stockholders, a memorandum account established for each of the Directors who is not a salaried officer of the Company will be credited with 500 shares of phantom stock. Dividends paid on Common Stock are deemed to be reinvested in additional phantom stock pursuant to the plan. Amounts credited to the memorandum accounts pursuant to this plan are unfunded obligations of the Company. Upon termination of service as a Director, phantom shares credited in the memorandum account will be valued at the fair market value of the Company's Common Stock at that time and paid in cash.

     The Company has established a Charitable Award Program for Directors who have served on the Board of Directors for at least two years. Upon the death of a Director, the Company will donate $1 million to one or more educational institutions or private foundations nominated by the Director.

                        REPORT ON EXECUTIVE COMPENSATION
                  BY THE COMPENSATION AND NOMINATING COMMITTEE

     The Compensation and Nominating Committee of the Board of Directors (the "Committee") is composed entirely of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation program.

                     COMPENSATION PHILOSOPHY AND OBJECTIVES

     The philosophy underlying the development and administration of the Company's annual and long-term compensation plans is the alignment of the interests of the Company's executives with those of the shareholders. Key elements of this philosophy are:

     - Establishing compensation plans which strengthen the Company's ability to attract and retain executives and key employees and to deliver pay commensurate with the Company's performance, as measured by strategic, operating and financial objectives.

     - Providing significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners rather than just as employees.

     - Rewarding executives for superior performance and when shareholders receive an above-average return on their investment over the long term.

     One of the Committee's objectives is to position executive base salaries at the median when compared to other companies in the energy sector. A group of approximately 40 oil and gas companies is used to determine base salaries in this sector. This competitor group includes all of the companies currently in the Dow Jones Secondary Oil Index, which is used in the Comparison of Cumulative Total Shareholder Return, together with certain other independent and integrated oil and gas companies. The performance of the companies in the competitor group is not considered in establishing executive base salaries.

     The Incentive Compensation Plan, or annual bonus plan, is the program by which executives can earn additional compensation based on individual and Company performance relative to certain annual objectives. At maximum award levels, total annual cash compensation for the Company's executives is in the top quartile of the competitor group's total annual cash compensation. The plan allows for maximum awards of up to 100 percent of base salary. In determining the size of the annual bonus, no single performance factor or formula is used. The Committee believes that the rigid application of quantitative performance measures would eliminate the consideration of important qualitative factors critical to long-term strategic performance. In evaluating the Company's performance, the Committee considers a combination of strategic, operating and financial objectives, including oil and gas production levels, reserve additions and reserve finding costs, earnings per share, operating income and operating cash flow. These performance measures, which are not specifically weighted, are considered to be critical to the Company's fundamental goal of building shareholder value.

     The Company's long-term incentive program consists of the Stock Incentive Plan (the "Stock Incentive Plan") and the Performance Share Unit Plan (the "PSU Plan"). With the completion of the four and one-half year performance cycle under the Company's 1992 PSU Plan in December 1996, the Board approved the 1997 PSU Plan, which is based on a four year performance cycle ending in December 2000. The Committee's objective is to structure the executives' long-term incentive compensation opportunity at approximately the seventy-fifth percentile of long-term incentive compensation provided by the competitor group of energy companies and to emphasize stock options as the cornerstone of the Company's long-term incentive compensation program. Long-term incentive benefits are dependent on the Company's achievement of its strategic, operating and financial goals, the Company's total shareholder return as compared to the Dow Jones Secondary Oil Index, and continued increases in the price of the Company's Common Stock.

     Under the Stock Incentive Plan, stock options are granted to executives, managers and key employees. The options generally vest no earlier than one year after the grant date, have a term of ten years and have an exercise price equal to the fair market value on the day of grant. Stock purchase rights granted under the Stock Incentive Plan are made available to the same group of employees. They give the employee a one-time opportunity to purchase, with all or a portion of his or her after-tax annual bonus or PSU Plan pay-out, the Company's Common Stock at a discount of up to 25 percent of fair market value. Stock purchased under the Plan cannot be sold for at least three years or until termination of employment.

     Vesting of PSUs under the 1997 PSU Plan occurs over a four year performance period and is dependent on the Company's achievement of its strategic, operating and financial objectives and the Company's total shareholder return as compared to the Dow Jones Secondary Oil Index.

     The deferred compensation provisions of the Company's compensation plans, including the 1992 PSU Plan, permit participants to allocate all or a portion of their deferred compensation in a variety of investment funds, including phantom shares of the Company's Common Stock. As an inducement for executives to increase their exposure to the Company's Common Stock, and to provide a benefit similar to the stock purchase rights program available under the Stock Incentive Plan, the Committee granted executives the opportunity to invest their deferred PSU pay-out in phantom shares at 75 percent of the fair market value of the Company's Common Stock, provided that such funds may not be transferred to another investment fund for three years or until termination of employment.

     The Omnibus Budget Reconciliation Act of 1993 places a limit on the amount of certain types of compensation for each of the executive officers which may be tax deductible by the Company. The Company's policy is, primarily, to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with this compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-deductible by the Company.

                      COMPANY PERFORMANCE AND COMPENSATION

  Annual Incentive Award

     The Company's operating, financial and strategic results in 1996 were excellent. In July, the Company announced the acceleration of its on-going divestiture program. The Company sold over 9,500 working interest wells from January 1, 1994 to December 31, 1996, including its working interest in approximately 4,000 wells sold during 1996. By July 31, 1997, the Company expects to sell its working interest in approximately 9,200 additional wells, thus reducing its pre-1994 working interest well count over 50 percent. This accelerated divestiture program allowed the Company to reorganize and reduce the number of its operating divisions from five to three. The accelerated divestiture program and reorganization is expected to result in more than a 20 percent reduction in the Company's 1995 level of production expenses per thousand cubic feet equivalent. It will also result in a reduction of over 10 percent in the Company's 1995 level of corporate administrative expenses per thousand cubic feet equivalent.

     Notwithstanding this divestiture program, natural gas production, at 1,225 million cubic feet per day, increased by 5% over last year. Oil production increased by 6% to 51 thousand barrels per day. Through acquisitions and internal development, the Company replaced 122% of production for the year at very attractive finding costs. After adjustment for the sale of non-strategic properties, reserves stood at 6.4 trillion cubic feet of gas equivalent as of December 31, 1996.

     In addition, the Company's financial results were far above the objectives for the year. Operating income increased from $23 million in 1995 to $448 million in 1996, operating cash flow increased from $452 million in 1995 to $652 million in 1996 and earnings per share increased from $.19 in 1995 to $2.17 in 1996 (excluding special items in each year). Well operating and general and administrative expenses were reduced on a unit of production basis. The exploration program continued its successful expansion with capital expenditures of $105 million in 1996.

     Considering the strategic, operating and financial results of the Company, which were not specifically weighted, the Committee awarded Mr. Shackouls an annual incentive award of $600,000, which represents the maximum award available under the Incentive Compensation Plan. Similarly, the Committee awarded the other executive officers the maximum awards available under that plan.

  Long-Term Incentive Plan Pay-Out

     The Company's operating results for the four and one-half year performance period of the 1992 PSU Plan were also excellent. Natural gas production grew at an average annual rate of 11%, from an average of 793 million cubic feet per day in the second quarter of 1992 to an average of 1,273 million cubic feet per day in the fourth quarter of 1996. Oil production grew at an average annual rate of 6%, from an average of 40 thousand barrels per day in the second quarter of 1992 to an average of 53 thousand barrels per day in the fourth quarter of 1996. During the period, the Company replaced 171% of its production at very attractive finding costs.

     The Company's financial results, although subject to the volatile pricing environment for oil and gas, particularly in the San Juan Basin, were very good. Earnings per share from continuing operations (excluding special items) increased from $1.20 in 1992 to $2.17 in 1996. Operating income (excluding special items) increased from $240 million in 1992 to $448 million in 1996. Operating cash flow increased from $433 million in 1992 to $652 million in 1996.

     The Company achieved a number of strategic objectives during the performance period. First, the Company expanded into the offshore Gulf of Mexico, beginning with the 1994 purchase of offshore properties from Maxus Energy Corporation. The Company's natural gas production from this strategic producing area has increased from approximately 100 million cubic feet per day to approximately 240 million cubic feet per day in December 1996. Second, the Company, working with its natural gas transmission suppliers, has expanded its ability to move San Juan Basin gas to premium markets in the Gulf Coast and eastern United States, in addition to its traditional markets in California and the southwestern United States. Third, as discussed above, the Company has undertaken dramatic efforts to improve its operating efficiencies through a property divestiture program begun in 1994 and accelerated in July 1996. Finally, the Company has substantially increased its exposure to high potential exploration projects, which is an essential component of the Company's growth strategy. The Company's Total Shareholder Return during this period exceeded that of the Dow Jones Secondary Oil Index.

     The Company's performance, for purposes of the PSU Plan, was evaluated over a four and one-half year interval. The Committee determined that the Company substantially exceeded its strategic, financial and operating objectives during the performance period of June 30, 1992 to December 31, 1996. The Committee also reviewed the Company's Total Shareholder Return relative to the return of the other companies in the Dow Jones Secondary Oil Index. Previously, the Committee approved the vesting of 11.25, 7.5, and 7.5 percent of the units granted under the PSU Plan for the period from June 30, 1992 through December 31, 1993, 1994, and 1995, respectively. Units granted during the performance cycle vested on a modified schedule. The Committee approved the vesting of 15 percent of the units based on the Company's performance for 1996, or 20,700 units for Mr. Shackouls and 42,300 units for the other executive officers. In addition, in connection with the completion of the PSU Plan cycle, based on the Company's operating, financial and strategic results, and Total Shareholder Return relative to the Dow Jones Secondary Oil Index, for the four and one-half year performance period from June 30, 1992 to December 31, 1996, the Committee approved the vesting of an additional 40,463 units for Mr. Shackouls and 123,005 units for the other executive officers. For the entire four and one-half year program, the Committee vested in aggregate 87.5 percent of the units granted.

     Pay-out under the PSU Plan, which occurred in January 1997, was based on the number of vested units multiplied by the average closing price of the Company's Common Stock for the 20 trading days prior to December 31, 1996. Aggregate payments under the PSU Plan consisted of $4,172,283 to Mr. Shackouls and $12,110,945 to the other executive officers, of which Mr. Shackouls and the other executive officers deferred $3,922,283 and $6,555,789, or 94 percent and 54 percent of the total pay-out, respectively, into phantom shares of the Company's Common Stock. The PSU pay-out to these executives represents approximately .92% of the $1.8 billion increase in the Company's market capitalization during the performance cycle. The Company's long-term incentive compensation payments during this period were below the targeted seventy-fifth percentile of long-term incentive compensation provided by the competitor group of energy companies.

  Long-Term Incentive Awards

     As an incentive for future performance and consistent with the objective of targeting long-term incentive compensation at the seventy-fifth percentile when compared to the competitor group of energy companies, the Committee granted Mr. Shackouls 300,000 stock options and the other executive officers 470,000 stock options. In connection with the implementation of the 1997 PSU Plan, the Committee granted Mr. Shackouls the opportunity to earn up to 75,000 units and the other executive officers the opportunity to earn up to 132,500 units. The stock options vest in equal increments over the next four years. Vesting of performance share units is dependent on the Company's ability to achieve its strategic, operating and financial objectives, and the Company's Total Shareholder Return as compared to the Dow Jones Secondary Oil Index. Units may vest in equal increments over the next four years, and any unvested units may vest at the end of the four year performance cycle. Payment under this plan will be made at the end of the four year performance cycle based on the price of the Company's Common Stock at that time. These awards provide incentive for the Company's executive officers to continue to build shareholder value over the long term. In making these grants, the Committee did not consider currently outstanding long-term incentive awards.

                                STOCK OWNERSHIP

     The Committee established stock ownership guidelines in 1993 to more closely align executive management's personal financial interests with the interests of all shareholders. The guidelines require executives, depending upon their position, to hold the equivalent of one to four times their base pay in the Company's stock. These targets are to be achieved by the end of 1998 or, for new incumbents, within five years of their appointment to the position. As of January 31, 1997, the record date for the Annual Meeting, each of the Company's executive officers had attained the stock ownership targets required by the guidelines.

                                    COMPENSATION AND NOMINATING COMMITTEE

                                    Walter Scott, Jr., Chairman
                                    S. Parker Gilbert
                                    John T. LaMacchia
                                    William E. Wall

             Comparison of 5-Year Cumulative Total Shareholder Return(1)

        Measurement Period             BURLINGTON           S&P 500           DOW JONES
      (Fiscal Year Covered)           RESOURCES(2)                            SECONDARY
                                                                              OIL INDEX
             1991                          100                100                100
             1992                          135                108                101
             1993                          144                118                112
             1994                          121                120                108
             1995                          138                165                125
             1996                          179                203                154

                             YEAR ENDED DECEMBER 31

               Comparison of Cumulative Total Shareholder Return
                 Since the Company's Initial Public Offering(1)

        Measurement Period             BURLINGTON           S&P 500           DOW JONES
      (Fiscal Year Covered)           RESOURCES (2)                           SECONDARY
                                                                              OIL INDEX
             7/8/88                        100                100                100
             1988                          129                105                101
             1989                          194                138                137
             1990                          155                133                114
             1991                          146                174                112
             1992                          197                187                113
             1993                          211                206                125
             1994                          177                209                121
             1995                          201                287                140
             1996                          262                353                173

                             YEAR ENDED DECEMBER 31
------------------

NOTES

(1) Assumes that the value of the investment in the Company's Common Stock and in each index was $100 on December 31, 1991 and July 8, 1988, respectively, and that all dividends were reinvested.

(2) The Company's Common Stock return assumes that the .24 share of El Paso Natural Gas Company ("EPNG") common stock distributed to the Company's stockholders on June 30, 1992 was sold and the proceeds were reinvested in the Company's Common Stock.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following information is furnished for the years ended December 31, 1996, 1995 and 1994 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company and its subsidiaries during 1996 whose salary and bonus exceeded $100,000 ("named executive officers"). Annual compensation includes amounts deferred at the officer's election.

                                                                                          LONG-TERM COMPENSATION
                                                                              ----------------------------------------------
                                                                                         AWARDS
                                                ANNUAL COMPENSATION           ----------------------------
                                        -----------------------------------                     SECURITIES       PAYOUTS
                                                               OTHER ANNUAL     RESTRICTED      UNDERLYING   ---------------
  NAME AND PRINCIPAL POSITION    YEAR    SALARY    BONUS(1)    COMPENSATION   STOCK AWARDS(2)    OPTIONS     LTIP PAYOUTS(3)
-------------------------------  ----   --------   --------    ------------   ---------------   ----------   ---------------
Thomas H. O'Leary                1996   $500,000   $500,000      $293,191(5)           --         100,000      $6,292,584
  Chairman of the Board          1995   $800,000   $400,000      $225,464(5)           --          25,000              --
  Burlington Resources Inc.      1994   $800,000   $600,000      $192,179(5)     $400,000          34,500              --

Bobby S. Shackouls               1996   $600,000   $600,000      $ 19,178              --         300,000      $4,172,283
  President and Chief            1995   $530,398   $262,500      $ 76,474              --          34,500              --
  Executive Officer              1994   $399,799   $299,900      $ 14,258              --          22,500              --
  Burlington Resources Inc.

C. Ray Owen                      1996   $285,000   $290,399            --              --          95,000      $1,504,748
  Executive Vice President and   1995   $285,000   $152,664      $ 10,762              --           9,000              --
  Chief Operating Officer        1994   $224,626   $185,266      $  8,705        $ 16,000           9,000              --
  Burlington Resources
  Oil & Gas Company

John E. Hagale                   1996   $270,000   $270,000      $  2,754              --          95,000      $1,504,748
  Executive Vice President and   1995   $270,000   $135,000      $  8,719              --           9,000              --
  Chief Financial Officer        1994   $242,053   $181,600      $ 33,590        $ 28,000           9,000              --
  Burlington Resources Inc.

Gerald J. Schissler              1996   $245,004   $270,004      $    859              --          90,000      $1,504,748
  Executive Vice President,      1995   $245,004   $122,500      $    419              --           9,000              --
  Law and Corporate Affairs      1994   $215,004   $161,300      $ 89,428(5)           --           9,000              --
  Burlington Resources Inc.


                                    ALL OTHER
  NAME AND PRINCIPAL POSITION    COMPENSATION(4)
-------------------------------  ---------------
Thomas H. O'Leary                  $1,200,603
  Chairman of the Board            $  112,000
  Burlington Resources Inc.        $   64,000

Bobby S. Shackouls                 $1,460,714
  President and Chief              $  119,616
  Executive Officer                $   23,988
  Burlington Resources Inc.

C. Ray Owen                        $  431,069
  Executive Vice President and     $   30,060
  Chief Operating Officer          $   13,478
  Burlington Resources
  Oil & Gas Company

John E. Hagale                     $  297,554
  Executive Vice President and     $   26,916
  Chief Financial Officer          $   14,343
  Burlington Resources Inc.

Gerald J. Schissler                $  418,919
  Executive Vice President,        $   24,378
  Law and Corporate Affairs        $   12,900
  Burlington Resources Inc.

---------------

NOTES

(1) Bonus payments are reported for the year in which the related services were performed.

(2) In July 1994, certain executives elected to convert previously awarded shares of restricted Common Stock into phantom stock units ("Phantom Units") pursuant to the Company's 1994 Restricted Stock Exchange Plan. Phantom Units vest two years after the original vesting date of the related restricted Common Stock. As an inducement to extend the vesting date, participants were awarded additional Phantom Units equal to 20 percent of the number of shares of restricted Common Stock surrendered. The additional 20% inducement is reported in this column and is valued at the closing price of the Common Stock on the New York Stock Exchange on the date of grant. A total of 83,300 shares of restricted Common Stock were exchanged for 99,960 Phantom Units under this plan. Dividends paid on Common Stock are deemed to be reinvested in additional Phantom Units pursuant to the plan.

(3) Long-term incentive plan payout pursuant to the Company's 1992 Performance Share Unit Plan ("PSU Plan") for the performance period which began June 30, 1992 and ended on December 31, 1996. Under the terms of the PSU Plan, this payment is equal to the number of vested units multiplied by the average closing price of the Company's Common Stock for the 20 business days immediately preceding the end of the performance period. Units vested under the 1992 PSU Plan throughout the four and one-half year performance cycle. In aggregate, 87.5% of the Units granted under the 1992 PSU Plan vested. Of this amount, Messrs. O'Leary, Shackouls, Owen, Hagale and Schissler deferred $3,146,292, $3,922,283, $1,104,748, $750,000, and $1,104,748, respectively, into phantom shares of the Company's Common Stock.

(4) Participants who elected to defer all or a portion of the 1992 PSU Plan payment were granted the opportunity to defer this payment in a phantom stock account at a 25 percent discount to the fair market value of the Common Stock. Includes in 1996 for Messrs. O'Leary, Shackouls, Owen, Hagale and Schissler $1,130,270, $1,409,036, $396,869, $269,429 and $396,869,
    respectively, with respect to the discount credited to PSU deferrals into the phantom stock fund. Includes matching contributions made by the Company during 1996 in the Company's Retirement Savings (401(k)) Plan and Supplemental Benefits Plan for Messrs. O'Leary, Shackouls, Owen, Hagale and Schissler of $70,333, $51,678, $34,200, $28,125 and $22,050, respectively.
    Includes matching contributions made by the Company during 1995 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. O'Leary, Shackouls, Owen, Hagale and Schissler of $112,000, $49,770, $30,060, $26,916 and $24,378, respectively. Includes matching contributions made by the Company during 1994 in the Company's Retirement Savings Plan and Supplemental Benefits Plan for Messrs. O'Leary, Shackouls, Owen, Hagale and Schissler of $64,000, $23,988, $13,478, $14,343 and $12,900, respectively.
    During 1995, Mr. Shackouls received additional compensation of $69,846 in connection with the relocation of his home.

(5) For Mr. O'Leary, includes $143,638, $109,218 and $56,404 attributed for personal use of Company airplanes in 1996, 1995 and 1994, respectively, and for tax gross-up payments, primarily in connection with his relocation in 1995 and use of Company airplanes. For Mr. Schissler, includes $12,900 and $12,565 for tax and financial counseling and home security, respectively.

                            OPTIONS GRANTED IN 1996

     The following information is furnished for the year ended December 31, 1996 with respect to the named executive officers for stock options which were granted in December 1996 under the Stock Incentive Plan (the "Stock Incentive Plan").

                                     NUMBER OF
                                    SECURITIES       % OF TOTAL
                                    UNDERLYING        OPTIONS
                                      OPTIONS         GRANTED         EXERCISE                     GRANT DATE
                                    GRANTED IN      TO EMPLOYEES        PRICE        EXPIRATION     PRESENT
              NAME                    1996(1)         IN 1996         PER SHARE       DATE(1)       VALUE(2)
              ----                 -------------    ------------   ---------------   ----------    ----------
T. H. O'Leary....................         7,800(3)       .32%      $       50.8125   12/10/2006    $  114,036
                                         92,200(4)      3.81%      $       50.8125   12/11/2006    $1,347,964
B. S. Shackouls..................         7,800(3)       .32%      $       50.8125   12/10/2006    $  114,036
                                        292,200(4)     12.08%      $       50.8125   12/11/2006    $4,271,964
C. R. Owen.......................         7,800(3)       .32%      $       50.8125   12/10/2006    $  114,036
                                         87,200(4)      3.60%      $       50.8125   12/11/2006    $1,274,864
J. E. Hagale.....................         7,800(3)       .32%      $       50.8125   12/10/2006    $  114,036
                                         87,200(4)      3.60%      $       50.8125   12/11/2006    $1,274,864
G. J. Schissler..................         7,800(3)       .32%      $       50.8125   12/10/2006    $  114,036
                                         82,200(4)      3.40%      $       50.8125   12/11/2006    $1,201,764

---------------

NOTES

(1) Under the terms of the Stock Incentive Plan, options are granted at fair market value and generally may not be exercised until the employee has completed one year of continuous employment with the Company or its subsidiaries from the grant date. Options have a term of ten years and generally terminate one year following an optionee's death or three years after termination of employment, disability, retirement, termination in certain events following a "Change in Control" of the Company, as defined in the Stock Incentive Plan (a "Change in Control"), or other termination except that the Compensation and Nominating Committee may terminate options earlier following such other termination of employment of the named executive officers.

(2) The value has been calculated using a variation of the Black-Scholes stock option valuation methodology. The applied model used the grant date of December 11, 1996, and option price of $50.8125. In addition, it assumed a stock price volatility of 20.70%, a risk-free rate of return of 6.20% and a dividend of $.55 per year. The value has been reduced by approximately 30% to reflect the probability of forfeiture due to termination of employment prior to vesting or of a shortened option term due to termination of employment prior to the expiration date.

(3) Incentive stock options, one-quarter of which become exercisable on December 11, 1997, 1998, 1999 and 2000, respectively.

(4) Nonqualified stock options, one-quarter of which become exercisable on December 11, 1997, 1998, 1999 and 2000, respectively.

            AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END VALUES

     The following information is furnished for the year ended December 31, 1996 with respect to the named executive officers for stock option exercises which occurred during 1996. The number of, and exercise price for, all outstanding options granted prior to June 30, 1992 shown on the following table have been adjusted to reflect the distribution of EPNG common stock to the Company's stockholders on June 30, 1992.

                                                             NUMBER OF
                                                       SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                         NUMBER OF                      UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                        SECURITIES                      AT DECEMBER 31, 1996         AT DECEMBER 31, 1996(2)
                        ACQUIRED ON      VALUE      ----------------------------   ----------------------------
         NAME            EXERCISE     REALIZED(1)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----           -----------   -----------   -----------    -------------   -----------    -------------
T. H. O'Leary.........        --             --       622,976         100,000      $12,478,503        0
B. S. Shackouls.......        --             --        69,000         300,000      $   807,844        0
C. R. Owen............        --             --        65,812          95,000      $ 1,022,709        0
J. E. Hagale..........    10,000       $300,265        92,735          95,000      $ 1,614,430        0
G. J. Schissler.......     9,000       $145,088        15,000          90,000      $   132,188        0

---------------

NOTES

(1) This amount is the aggregate of the market value of the Common Stock at the time each stock option was exercised minus the exercise price for that option.

(2) This amount is the aggregate of the number of options multiplied by the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1996 minus the exercise price for that option.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1996

     The following information is furnished for the year ended December 31, 1996 with respect to the named executive officers for grants under the 1997 PSU Plan which occurred during 1996.

                                              NUMBER OF UNITS    PERFORMANCE PERIOD        MAXIMUM
                    NAME                      GRANTED IN 1996       UNTIL PAYOUT       FUTURE PAYOUT(1)
                    ----                      ---------------    ------------------    ----------------
T. H. O'Leary...............................      40,000             12/31/2000             40,000
B. S. Shackouls.............................      75,000             12/31/2000             75,000
C. R. Owen..................................      25,000             12/31/2000             25,000
J. E. Hagale................................      25,000             12/31/2000             25,000
G. J. Schissler.............................      22,500             12/31/2000             22,500

---------------

NOTE

(1) Maximum future payout is stated as the number of vested PSUs at the end of the performance period. At the end of the performance period, participants receive a cash payment equal to the number of vested PSUs multiplied by the average closing price of the Common Stock for the 20 business days immediately preceding the end of the performance period. Under the terms of the PSU Plan, a portion of the granted PSUs may vest with respect to each year during the performance period and any remaining unvested PSUs may vest at the end of the performance period on December 31, 2000. In determining whether to vest PSUs, the Committee evaluates the Company's total shareholder return versus the Dow Jones Secondary Oil Index and the Company's performance based on a combination of strategic, operating and financial measures, including oil and gas production levels, reserve additions and reserve finding costs, earnings per share, operating income and operating cash flow. PSUs vest to the extent that the Compensation and Nominating Committee determines that the Company has achieved its budget targets for these performance measures since the beginning of the performance period on January 1, 1997. Under the terms of the PSU Plan, the Compensation and Nominating Committee does not establish thresholds or targets with respect to the vesting of PSUs at the time of the initial grant. In the event of a Change in Control of the Company, 25 percent of the total PSUs originally granted fully vests, together with a proportionate share of PSUs granted after the original grant date. If a participant is terminated other than for cause, death or disability, or voluntarily terminates employment for good reason within two years after a Change in Control but subsequent to the year in which the Change in Control occurs, an additional 25 percent of the PSUs originally granted will vest, together with a proportionate share of PSUs granted after the original grant date. After a Change in Control, the value of PSUs is calculated based on the greater of (i) the highest price at which the Common Stock traded during the 60-day period ending on the date of the Change in Control or (ii) the highest price per share paid in connection with such Change in Control. The term "Change in Control" means in general (i) an accumulation by any person or group of 20% or more of the Company's voting securities, (ii) a purchase pursuant to a tender or exchange offer for voting securities of the Company, other than a tender or exchange offer made by the Company, (iii) a merger, consolidation, liquidation or dissolution of the Company or sale of all or substantially all of the assets of the Company which is approved by stockholders, or (iv) an unapproved change in the constitution of the majority of the Board of Directors within a two-year period.

                                  PENSION PLAN

     Benefit accruals under the qualified pension plan of the Company and its subsidiaries (the "Pension Plan") and the nonqualified Supplemental Benefits Plan (the "Supplemental Benefits Plan") are based on the gross amount of earnings, including incentive bonuses, but excluding all commissions and other extra or added compensation or benefits of any kind or nature. Estimated annual benefit levels under the Plans, based on earnings and years of credited service at age 65, are as follows:

                               PENSION PLAN TABLE

          AVERAGE                      YEARS OF SERVICE AT AGE 65
          PENSION             --------------------------------------------
        EARNINGS(1)              15          20          25          30
----------------------------  --------    --------    --------    --------
$  400,000..................  $ 94,433    $125,910    $157,388    $188,865
$  600,000..................  $142,433    $189,910    $237,388    $284,865
$  800,000..................  $190,433    $253,910    $317,388    $380,865
$1,000,000..................  $238,433    $317,910    $397,388    $476,865
$1,200,000..................  $286,433    $381,910    $477,388    $572,865
$1,400,000..................  $334,433    $445,910    $557,388    $668,865
$1,600,000..................  $382,433    $509,910    $637,388    $764,865
$1,800,000..................  $430,433    $573,910    $717,388    $860,865
$2,000,000..................  $478,433    $637,910    $797,388    $956,865

---------------

NOTE

(1) Average pension earnings for a given year include salary and bonus payments for the year in which the related services were performed (as reported in the Summary Compensation Table). Under the Pension Plan, the maximum benefit payable in 1996 is $120,000 and the maximum amount of compensation that may be considered is $150,000. Pension Plan benefits are not reduced by Social Security benefits.

     The Pension Plan formula for retirement at age 65 is 1.1% of the highest five-year average earnings, plus .5% of the highest five-year average earnings in excess of one-third of the FICA taxable wage base in effect during the year of termination, times the number of years of credited service up to a maximum of 30 years. An early retirement supplement equal to 1% of the highest five-year average earnings up to one-third of the FICA taxable wage base in effect in the year of termination, times the number of years of credited service up to a maximum of 30 years, is payable until age 62. Both the basic benefit and the supplement are reduced by 2% for each year the employee's actual retirement date precedes the date the employee would have attained age 65, or the date the employee could have retired after attaining age 60 with 30 years of credited service, if earlier. Years of credited service under the Pension Plan at age 65 for Messrs. O'Leary, Shackouls, Owen, Hagale and Schissler would be 16, 22, 25, 30 and 19, respectively.

                   EMPLOYMENT AGREEMENTS AND SEVERANCE PLANS

     The Company has an agreement with Mr. O'Leary which provides for his employment as Chairman of the Board of the Company through December 15, 1998 at a minimum annual salary of $500,000. The Company also has an employment agreement with Mr. Shackouls which provides for his employment as President and Chief Executive Officer of the Company through December 15, 2000 at a minimum annual salary of $600,000. These agreements provide that upon termination of employment within two years after a Change in Control of the Company, Messrs. O'Leary and Shackouls will be entitled to the greater of the benefits under the employment agreement or the Key Executive Severance Protection Plan (the "Severance Protection Plan"). Pursuant to this agreement, Mr. Shackouls is entitled to additional years of credited service under the Supplemental Benefits Plan if he remains employed by the Company until age 55 or is terminated by the Company after age 50.

     The Severance Protection Plan provides severance benefits following a Change in Control for officers of the Company and its subsidiaries in an amount equal to three times annual salary, including maximum bonus amounts. The Severance Protection Plan also provides for the continuation of life and health insurance for a period of up to 18 months subsequent to a participant's termination of employment following a Change in Control as well as a supplemental pension payable under the Supplemental Benefits Plan calculated by adding three years of additional credited pension service and certain other benefits. Benefits are payable under the Severance Protection Plan for any termination of employment within two years of the date of a Change in Control, except where termination is by reason of death, disability, for cause, or instituted by the employee for other than good reason. The Severance Protection Plan also provides that the Company will pay legal fees and expenses incurred by a participant to enforce rights or benefits under this plan.

     The Internal Revenue Code of 1986, as amended (the "Code"), imposes an excise tax on payments to terminated employees following a Change in Control if the payments meet certain requirements and exceed certain limits set forth in the Code. If payments under the Severance Protection Plan (the "Severance Payments") are subject to this excise tax, the Company will pay an additional amount to the participant (the "Gross-Up Payment") such that the participant retains, after payment of the excise tax on the Severance Payments and the Gross-Up Payment and any income tax on the Gross-Up Payment, an amount equal to the Severance Payments.

                              STOCKHOLDER PROPOSAL

     Mr. Howard A. Berger and Ms. Dorothy G. Berger, 440 Bristle Cone Lane, Naples, Florida 34113, have stated that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

PROPOSED RESOLUTION AND STATEMENT OF SECURITY HOLDER IN SUPPORT OF PROPOSED RESOLUTION

     " 'Be it resolved that effective 1 January 1998, the Charitable Award Program for Directors, which requires the Company to donate $1,000,000 to one or more educational institutions or private foundations as may be nominated by each Director upon their death, be cancelled.'

     Rationale: There is no reasonable rationale for such a humongous perk under any circumstances. Further, adoption of the above proposal will eliminate the need for me to pray for the health and safety of our Directors."

BOARD OF DIRECTORS STATEMENT RECOMMENDING A VOTE AGAINST THIS RESOLUTION

     The Board of Directors believes that the adoption of this proposal would not be in the best interests of the Company or its stockholders. The Director Charitable Award Plan is intended to supplement the Company's on-going charitable support of qualified educational institutions. Since donations must, directly or indirectly, be made to educational institutions, Directors receive no direct pecuniary benefit from this Plan. The Company does, however, receive a benefit from this Plan since these donations will be tax-deductible by the

Company. The elimination of the Charitable Award Plan could also put the Company at a competitive disadvantage in attracting and retaining the most highly qualified and experienced individuals to serve as Directors since other companies are able to offer this benefit.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS
RESOLUTION.

                                    AUDITORS

     The Board of Directors has appointed Coopers & Lybrand L.L.P. as independent public accountants for the year ending December 31, 1997.

     Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

                            EXPENSES OF SOLICITATION

     The expenses of preparing and mailing this Proxy Statement and the accompanying form of proxy and the cost of solicitation of proxies on behalf of the management will be borne by the Company. In addition, D. F. King & Co. has been retained to aid in the solicitation at an estimated fee of $10,000. Proxies may be solicited by personal interview, mail and telephone. Brokerage houses, other custodians and nominees will be asked whether other persons are beneficial owners of the shares which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse parties holding stock in their names or in the names of their nominees for their reasonable expenses in sending proxy material to their principals.

                                 OTHER MATTERS

     The management knows of no other matters which are likely to be brought before the meeting. However, if any other matters, not now known or determined, come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                                 ANNUAL REPORT

     A copy of the Company's 1996 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder of record. Stockholders not receiving a copy of such Annual Report may obtain one by writing or calling Ms. Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, telephone (713) 624-9500.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1998 ANNUAL MEETING

     Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 1998 Annual Meeting of Stockholders must be mailed to Ms. Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, and must be received by the Corporate Secretary on or before October 23, 1997.

                                      By Order of the Board of Directors

                                      WENDI S. ZERWAS
                                      Corporate Secretary


                                                     [BURLINGTON RESOURCES LOGO]
--------------------------------------------------------------------------------

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
YOUR VOTE IS IMPORTANT                            NOTICE OF
YOUR MANAGEMENT WILL APPRECIATE THE PROMPT        ANNUAL MEETING
  RETURN OF YOUR SIGNED PROXY SO THE SHARES YOU   OF STOCKHOLDERS
OWN WILL BE REPRESENTED AT THE ANNUAL MEETING OF  AND
STOCKHOLDERS.                                     PROXY STATEMENT

--------------------------------------------------------------------------------

                                             TO BE HELD IN THE SAN FELIPE ROOM,
                                             DOUBLETREE HOTEL,
                                             2001 POST OAK BOULEVARD,
                                             HOUSTON, TEXAS
                                             MARCH 27, 1997
                                             9:00 A.M.

[BURLINGTON RESOURCES LOGO]
------------------------------------

February 20, 1997

To our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. on Thursday, March 27, 1997, in the San Felipe Room of the Doubletree Hotel, 2001 Post Oak Boulevard, Houston, Texas. Detailed information about the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided.

Sincerely,

/s/ THOMAS O. LEARY

Thomas H. O'Leary
Chairman of the Board


                            PLEASE DETACH PROXY CARD

PROXY                 SOLICITED BY THE BOARD OF DIRECTORS

            BURLINGTON RESOURCES INC. ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 27, 1997

    The undersigned hereby appoints Thomas H. O'Leary and Gerald J. Schissler, and each or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held in the San Felipe Room, Doubletree Hotel, 2001 Post Oak Boulevard, Houston, Texas on March 27, 1997 and at any adjournment or postponement of such meeting for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. If no direction is given, this proxy will be voted FOR proposal 1 and AGAINST proposal 2.

        (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)   SEE REVERSE SIDE

-------------------------------------------------------
The Board of Directors recommends a vote FOR proposal 1.
-------------------------------------------------------

1. Election of Directors
   Nominees: J. V. Byrne, S. P. Gilbert, L. I. Grant, J. T. LaMacchia,
             J. F. McDonald, T. H. O'Leary, D. M. Roberts, W. Scott, Jr., B. S. Shackouls, W. E. Wall

        [ ]  FOR       [ ]  WITHHELD    [ ] -----------------------------------
                                          FOR all nominees except as noted above

------------------------------------------------------------
The Board of Directors recommends a vote AGAINST proposal 2.
------------------------------------------------------------

2.  Stockholder proposal to eliminate the Charitable Award Plan.

        [ ]  FOR       [ ]  AGAINST         [ ]  ABSTAIN

                              Mark here for address change and note at left  [ ]
                              Mark here for comments                         [ ]

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
Please sign exactly as your name     -----------------------    Date -----------
appears. If acting as attorney,      Signature
executor, trustee or in other
representative capacity, sign name   -----------------------    Date -----------
and title.                           Signature

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